Exhibit 10.98

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of November __, 2017 (the “Signing Date”), by and among Kaushal Mehta, an individual, Parul Mehta, an individual, The Ishan Mehta Irrevocable Trust, The Anishi Mehta Irrevocable Trust (Kaushal Mehta, Parul Mehta, The Ishan Mehta Irrevocable Trust, The Anishi Mehta Irrevocable Trust and any trust or trusts (or other Persons) that hold Company Shares transferred from the foregoing individuals and trusts, collectively “Founders” and individually each a “Founder”), and TeleTech Services Corporation, a Colorado corporation (“Buyer”).

RECITALS

WHEREAS, pursuant to a Stock Purchase Agreement dated as of the date hereof by and among Founders, Buyer and the other parties named therein (the “Stock Purchase Agreement”), Buyer is acquiring seventy percent (70%) of the outstanding shares of capital stock of Motif, Inc., a California company (the “Company”).

WHEREAS, Founders own 2,650,476 shares of the Company’s common stock (the “Founder Shares”).  For purposes of clarity, Founders Shares shall include any and all shares of the Company’s common stock or other Company securities held of record or beneficially by the Founders and their Affiliates as of the Signing Date or thereafter acquired.

WHEREAS, Founders have agreed to sell all of their Founder Shares to Buyer, and Buyer has agreed to purchase all of the Founder Shares from Founders, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

“Adjusted Normalized EBITDA” shall have the same meaning as defined in Exhibit C of this Agreement.

 “Affiliate” shall have the meaning set forth in the Stock Purchase Agreement.

“Big Four” means any of the following accounting firms: Deloitte, PricewaterhouseCoopers, EY, and KPMG.

“Business” shall have the meaning set forth in the Stock Purchase Agreement.

“Business Day” shall have the meaning set forth in the Stock Purchase Agreement.

“Change in Control” means (i) the acquisition of TTH or Buyer by another entity (not owned directly or indirectly by TTH) by means of any transaction or series of related transactions to which Buyer or TTH or their security holders are a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of Buyer or TTH (or any intermediate subsidiaries) outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares or other equity securities in Buyer or TTH (as applicable) held by such holders prior to such transaction, a majority of the total voting power represented by the outstanding voting securities of Buyer or TTH (as applicable) or such other surviving or resulting entity (or if Buyer or TTH or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, any of their parents); (ii) a sale, lease or other disposition (including by exclusive license) of all or substantially all of the assets and/or intellectual property assets of Buyer or TTH (as applicable) and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of Buyer or TTH (or any intermediate subsidiaries); (iii) the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Buyer or TTH if substantially all of the assets of Buyer or TTH (as applicable) and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned direct or indirect subsidiary of Buyer or TTH (as applicable); (iv) the sale, transfer or other disposition (except a security interest or similar Lien) by Buyer of a majority of the Company Shares to a third party (except for sales, transfers or other dispositions to Affiliates of TTH); or (v) the dissolution or liquidation of Buyer or TTH except for the benefit of creditors or in the event of bankruptcy or such similar proceeding for the benefit of Buyer’s or TTH’s creditors.

“Closing of SHA Transactions” means the sale and transfer by Founders of all Founder Shares to Buyer and the closing of the other transactions contemplated hereunder (including payment of the Purchase Price).

 “Closing Date” means (i) with respect to Event 1, the date set forth in Section 5.3(a), (ii) with respect to Event 2, the date set forth in Section 5.3(b), (iii) with respect to Event 3, the date set forth in Section 5.3(c), and (iv) with respect to Event 4, the date set forth in Section 5.3(d).

“Disability” means a Founder’s inability to perform his or her duties, with or without reasonable accommodation, for at least eighty (80) consecutive Business Days in any 12 month period as a result of a physical, emotional, mental and/or other impairment.

 “EBITDA” means earnings before interest, taxes, depreciation and amortization, and shall include and reflect all cost of goods sold, sales, general and administrative overhead expenses, deal specific variable sales costs and expenses (including but not limited to sales commissions, travel and entertainment), and all other operating expenses.  Individual elements and components of the EBITDA calculation will be determined in accordance with the Company’s financial statements which shall be based upon GAAP.

“Enterprise Services” means corporate enterprise level support and shared services, including finance, accounting, IT, legal, global sourcing, human resources, talent acquisition, internal audit, risk management, insurance, treasury, compliance, and tax functions, and other ordinary course back office support for the Company.

“Excess Cash” means the amount of cash (i) as of March 31, 2020 for Event 1 and (ii) on the first (1st) Business Day prior to the Closing Date for Events 2, 3 and 4, in the Company’s, and all of its wholly-owned subsidiaries’, bank accounts, less the sum of (A) the amount of all applicable taxes and required withholdings assuming that such cash will be distributed as a dividend from the Indian Subsidiary back to the Company, and (B) the amount of cash, as mutually and reasonably determined by Buyer and Founders, as is reasonably sufficient to continue to run the operations of the Company.

“FY18” means the 12 months ending at March 31, 2018.

“FY19” means the 12 months ending at March 31, 2019.

“FY20” means the 12 months ending at March 31, 2020.

“For Cause Termination” means the right of Buyer to terminate the employment of either (or both) Founder for (A) any acts or omissions involving fraud, misappropriation, or embezzlement of Company, Buyer’s or TTH’s assets or property, conviction of, or indictment for, a felony or crime of moral turpitude (hereinafter “Event 3A”), or (B) a performance deficiency which shall be deemed to have occurred if Adjusted Normalized EBITDA is less than $7.38 million for FY18 or less than $10.86 million for FY19; provided that solely for purposes of calculating Adjusted Normalized EBITDA in order to determine whether “For Cause Termination” occurs, income, gains, losses, revenue and expenses arising from extraordinary, one-time events (including, but not limited to war, hurricanes, earthquakes and other uncontrollable natural disasters (hereinafter “Event 3B”); provided, further, that solely for purposes of this clause (B) and no other purposes hereunder, Adjusted Normalized EBITDA shall be adjusted to reflect changes from the following currency exchange rates:  1 USD = 64 INR and 1 USD = 50 PHP; and further provided that Buyer shall not have a right to terminate the employment of either (or both) Founder in the event that Buyer or its non-Company Affiliate is the primary cause of the circumstance set forth in items (A) or (B).

“Founder Exit” means that (a) neither Parul Mehta nor Kaushal Mehta is employed by the Company as a result of death, termination for Disability or voluntary resignation, and, only in the event that clause (a) is true, (b) Buyer elects, in its sole discretion, to purchase all Founder Shares by delivering written notice (within 30 days of the first day that clause (a) is true) (“Buyer’s Notice”) to Founders of Buyer’s intent to purchase all Founder Shares within 60 days of Buyer’s written notice.

 “GAAP” means United States generally accepted accounting principles (as consistently applied by Company throughout the periods involved to the extent such practices are consistent with an in accordance with United States generally accepted accounting principles).

“Governance Plan” means the document attached hereto as Exhibit F.

“Governmental Authority” shall have the meaning set forth in the Stock Purchase Agreement.

“IFRS” shall have the meaning set forth in the Stock Purchase Agreement.

“Indian Subsidiary” means Motif India Infotech Pvt. Ltd., an India corporation.

“Interim Period” means the period of time between the Signing Date and the Closing of SHA Transactions.

“Issuer Related Person” means any Person which has been a customer, supplier, distributor, reseller or independent contractor of TTH, Buyer or Company or their direct or indirect subsidiaries or parents during the twelve (12) month period prior to the time in question.

“Law” shall have the meaning set forth in the Stock Purchase Agreement.

“Motif Exclusive Verticals” shall mean verticals (i) Travel (Online Travel Agencies, Airlines, Hospitality Companies, Hotels, Car Rentals, etc.) and (ii) Internet / eCommerce / Online Marketplace (for example, (a) the online marketplaces of Google, Facebook, Amazon, Walmart.com, Macys.com, etc. and (b) Online Payment Companies).

“Normalized EBITDA” shall have the same meaning as defined in Exhibit B of this Agreement.

“Order” shall have the meaning set forth in the Stock Purchase Agreement.

“Parties” (collectively) or “Party” (individually) shall refer to each of Founders and/or Buyer.

“Person” shall have the meaning set forth in the Stock Purchase Agreement.

“Philippines Branch” means the Company’s Philippines branch office of the Indian Subsidiary.

“TTH” means TeleTech Holdings, Inc., the ultimate parent of Buyer.

“Unique Services” shall have the same meaning as defined in Exhibit D.

SECTION 2. COVENANTS DURING INTERIM PERIOD

2.1       Employment of Founders.  The terms of Founders employment with Company during the Interim Period shall be set forth in an employment agreement between each Founder and the Company, the terms of which will prohibit Company from terminating either Founder at any time prior to the Closing of the SHA Transactions other than a For Cause Termination or Disability.

2.2       Company Operations.  During the Interim Period (or until either Founder (Kaushal or Parul Mehta) is no longer employed by the Company if earlier), Founders and Buyer agree as follows with respect to the Company’s Business:

(a)        Integration.  Buyer shall use commercially reasonable efforts to integrate the Company’s Business with Buyer’s operations.  Buyer and Founders shall mutually determine (subject to and based upon the Governance Plan) whether to place new business in or with Buyer’s or Company’s locations, employees and/or personnel, based in part on cost information from Buyer provided at that time, including information on Buyer’s available seat capacity and associated lease costs, human resource recruitment fees, and other relevant factors; provided however that it is agreed that Founders shall have authority to make reasonable, good faith determinations with respect to the Company’s Philippines’ locations, and make reasonable, good faith delivery decisions for the Company’s current and new clients in the Philippines (but not the existing or new clients of Buyer or its other Affiliates), subject to Founders’ compliance with Buyer’s policies and procedures for budget and procurement approvals for all operating and capital expenses and compliance with applicable Laws and Buyer’s other policies and procedures.  Neither Founders, nor Buyer nor Company shall take any action, nor shall Buyer or Company require Founders to take actions on behalf of the Company, which are reasonably likely to result in a material adverse impact on Adjusted Normalized EBITDA.  Buyer and Founders shall mutually determine, subject to and based on the Governance Plan, which business the Company shall accept during the Interim Period (or until either Founder is no longer employed by the Company if earlier).

(b)        Governance.  Buyer currently intends to integrate the Company into Buyer’s Customer Management Services (CMS) organization and its existing operations through a planned and implemented integration process developed by Buyer and the Company.  Buyer currently intends to leverage its existing marketplace presence, capital strength, global sales group, marketing, human capital, legal, finance and accounting, technology and operations infrastructure where commercially reasonable with a goal of helping the Company become more competitive and profitable in its markets.  Buyer will not mandate any additional technology or overhead costs to the Company, unless such additional technology or overhead costs would be (i) to benefit the Company’s client delivery metrics or (ii) for compliance purposes.

(c)        Sole Remedy.  If Buyer breaches or violates this Section 2.2 or the Governance Plan, the sole remedy of Founders shall be an adjustment to Adjusted Normalized EBITDA to the extent of the damages directly caused by the Buyer’s breach or violation of this Section 2.2 (but excluding all consequential and indirect damages).

(d)        Plan.  The Parties agree that the Governance Plan (Exhibit F) are incorporated by reference into this Section 2.2(d).

(e)        Founders’ Action.  Any actions taken or omitted to be taken by or on behalf of the Company either (i) at the direction or under the supervision of Founders or (ii) without written directives or orders from Buyer or TTH or their respective officers, in either case, shall not be deemed to be breaches of this Agreement by the Company or Buyer.

(f)        Buyer’s Financial Resources.  Buyer shall have access to sufficient financial resources in order to purchase the Founders Shares as contemplated hereunder.

2.3       Founder Shares.  Other than pursuant to Section 5, Founders shall not, directly or indirectly, sell, assign, transfer, dispose of or otherwise encumber the Founder Shares.  At the Closing of SHA Transactions, Founders shall ensure that there are no Liens on the Founder Shares.  Notwithstanding the first sentence of this Section 2.3, each Founder shall be permitted to transfer their Founder Shares to one (1) or more trusts solely controlled by Kaushal Mehta and Parul Mehta and for the sole benefit of them and their descendants, or solely for the benefit of their descendants (the “Trusts”), provided that (a) such transfers shall be made in accordance with all Laws, (b) such transfers shall be made subject to any restrictions, obligations and agreements placed on the Founder Shares in this Agreement and any other applicable agreement, and (c) the Founders shall pay all costs and expenses of the Company incurred in connection with such transfers and (d) any transfers to such trusts shall require the written consent of Buyer (which consent shall not be unreasonably withheld or delayed); provided, further, that no transfers shall be attempted, effective or consummated until such transferee delivers to Buyer an executed counterpart signature page to and becomes a “Founder” under this Agreement and provides other assurances as reasonably requested by Buyer.  In addition, Founders will include the following provision in any Trust to which Founder Shares are transferred: “With reference to that certain Shareholders’ Agreement (the “Agreement”) dated November __, 2017, by and between Kaushal and Parul Mehta, husband and wife, Motif and TeleTech Services Corporation, a Colorado corporation, the Trustee of this Trust is authorized and directed to carry out the terms of said Agreement concerning the Trust’s interest in Motif, Inc., a California corporation then held as part of the trust estate and is authorized and directed to execute all documents and take all further actions necessary or appropriate to comply with the Agreement.”

2.4       Board of Directors; Observer Rights. Notwithstanding anything to the contrary contained in the Company’s bylaws, during the Interim Period (or until either Founder is no longer employed by the Company if earlier), Founders and Buyer agree as follows:

(a)        Board Composition.  Each of the Parties agrees to vote, or cause to be voted, all shares of Company capital stock (“Shares”) owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Company’s Board of Directors (the “Board”):   (i) two (2) individuals designated by Buyer and (ii) one (1) individual designated by all of the Founders (who shall initially be Kaushal Mehta).

(b)        Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(c)        Removal of Board Members.  Each Party also agrees to vote, or cause to be voted, all Shares owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(1)    no director elected pursuant to Section 2.4(a) of this Agreement may be removed from office unless such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 2.4(a) to designate that director;

(2)    any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.4(a) shall be filled pursuant to the provisions of Section 2.4(a); and

(3)    upon the request of any Party entitled to designate a director as provided in Section 2.4(a) to remove such director, such director shall be removed.

All Parties agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

(d)        No Liability for Election of Recommended Directors.  No Party, nor any Affiliate of any Party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(e)        Observer Rights.  In the Interim Period, Founders shall have the right, from time to time, to nominate one individual to be invited to attend all meetings of the Board in a nonvoting observer capacity (the “Founders’ Board Observer”, who shall initially be Parul Mehta) and, in this respect, the Company shall provide the Founders’ Board Observer with copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Company reserves the right to exclude the Founders’ Board Observer from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to (i) preserve the attorney-client privilege, (ii) protect confidential or proprietary information, or (iii) avoid a conflict of interest; provided further the Founders’ Board Observer must first execute a confidentiality agreement with the Company (in its reasonable discretion) as a condition to providing the Founders’ Board Observer with the rights under this Section 2.4(e).

In the Interim Period, Buyer can appoint an individual (who initially will be Arthur Nowak) to attend all meetings of the Board in a nonvoting observer capacity; provided, however, that the Company reserves the right to exclude him or her from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to (i) preserve the attorney-client privilege, (ii) protect confidential or proprietary information, or (iii) avoid a conflict of interest; provided further that such observer must first execute a confidentiality agreement with the Company (in its reasonable discretion) as a condition to providing him or her with the rights under this Section 2.4(e).

(f)        Termination.  The provisions of this Section 2.4 shall terminate upon the earliest (the “Covenant Termination Date”) of (i) the expiration or termination of the Interim Period, (ii) until either Founder is no longer employed by the Company, or (iii) Kaushal and Parul Mehta and the Trusts do not own, directly or indirectly, at least 15% of the outstanding Shares in the aggregate.

2.5       Amendment and Restatement of Articles of Incorporation and Bylaws.

(a)        Promptly following the Signing Date, the Founders and Buyer agree to amend and restate the Company’s the Articles of Incorporation and Bylaws of the Company in the forms of Exhibits G-1 and G-2, respectively.

(b)        If requested by Buyer after the Closing of SHA Transactions, Founders shall consent to, vote in favor of and cooperate with respect to the change in the domicile of the Company from California to Delaware (whether effected by merger or other method); provided that the capitalization of the Company shall remain the same after the change in domicile is effected (so that Founders and Buyer retain their pre-domicile economic rights).

SECTION 3. NON-SOLICITATION; CONFIDENTIALITY; NON-COMPETE; TAXES

3.1       Non-Solicitation. Commencing on the Signing Date and continuing until the fifth (5th) anniversary of the Closing Date (the “Covenant Termination Date”), each Founder agrees that he or she shall not, unless acting for the benefit of Buyer or TTH, directly or indirectly:  (i) solicit, employ, retain as a consultant, or attempt to entice away any Protected Employee (as hereinafter defined) from Company, Buyer or TTH or their respective Affiliates, or (ii) solicit or attempt to entice away from Company, Buyer or TTH or their respective Affiliates any Issuer Related Person nor encourage any Issuer Related Person from not doing business (or doing less business) with Company, Buyer or TTH or their respective Affiliates; provided that the foregoing shall not be construed to prohibit each Founder or any entity in which any Founder is a part of from making a general solicitation for employment or consulting services through an advertisement in a publication of general circulation or on a website featuring job opportunities that is generally available to the public, or social media sites such as Linked-In, so long as such solicitation is not specifically directed at officers, employees or consultants of Company, Buyer or TTH or their respective Affiliates.  As used herein, “Protected Employee” shall mean any then current or former employee or officer of Company, Buyer or TTH or their Affiliates during the period in which the covenants set forth in this Section 3.1 are in effect, but excluding persons who were not employed by Company, Buyer or TTH or their respective Affiliates during the 12-month period preceding the date on which a determination is made regarding whether a person is a Protected Employee.  The length of time for which this non-solicitation covenant (and the non-competition covenant below) shall be in force shall be deemed extended during any period of violation or any other period required for litigation during which Buyer or TTH or any of their respective Affiliates seeks to enforce this Section 3.1.  In the event that the covenants contained in this Section 3.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it extending for too long a period of time or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or to the maximum extent set forth herein in all other aspects as to which it may be enforceable, all as determined by such court in such action.

3.2       Confidentiality.  From and after the Signing Date, each Founder shall keep confidential and not disclose to any Person other than Company, Buyer and TTH and their respective subsidiaries and advisors or use for their own benefit or the benefit of any other Person any trade secrets or other confidential or proprietary information in their possession or control regarding Company, Buyer or TTH or their respective Affiliates and their respective operations.  The obligations of Founders under this Section 3.2 shall not apply to information which (i) is or becomes generally available to the public or is generally known within the industry without breach of the commitment provided for in this Section 3.2 or is obtained from a third party without the recipient’s knowledge of a breach of such third party’s confidentiality obligations; or (ii) is required to be disclosed by Law or Order; provided,  however, that, in any such case, such Founder, if permitted, shall notify Company, Buyer and TTH as early as reasonably practicable prior to disclosure to allow Company, Buyer and TTH to take appropriate measures to preserve the confidentiality of such information.

3.3       Non-competition.  From the Signing Date until the fourth (4th) anniversary of the Closing Date, each Founder agrees that he shall not, unless acting as an officer or employee of, or consultant to, Company, Buyer or TTH or their respective subsidiaries, directly or indirectly, own, manage, operate, join, control or participate or engage in the ownership, management, operation or control of, or financing of, or serve as an officer, director, employee, partner, principal, consultant, owner, investor, operator, manager, advisor, representative or otherwise, either directly or indirectly (a) anywhere in the world with respect to Unique Services, or (b) in the Republic of India and the Republic of the Philippines with respect to non-Unique Services, in the Business, (any such business, the “Competitive Business”); provided that ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business.

3.4       Reasonableness of Covenants.  Each Founder acknowledges that (x) the covenants contained in this Section 3 are essential to the protection of Buyer’s investment in the Company (and decision to enter into this Agreement and the Stock Purchase Agreement), (y) the goodwill and ongoing operations of, and a controlling stake in, the Company are extremely valuable, and (z) that Buyer would not purchase the Founder Shares and Company Shares and agreed to pay the amounts hereunder and thereunder unless the Founders agreed to the provisions and covenants in this Section 3 (and other sections of this Agreement) in order to protect the goodwill (and ongoing operations) of the Company.  Each Founder agrees that a breach by any of them of this Section 3 shall cause irreparable harm to Company, Buyer and TTH and that Company’s, Buyer’s and TTH’s remedies at law for any breach or threat of breach of the provisions of this Section 3 may be inadequate, and that Company, Buyer and TTH shall be entitled to request an injunction or injunctions to prevent breaches of this Section 3 and to enforce specifically the terms and provisions of this Section 3, in addition to any other remedy to which Company, Buyer and TTH may be entitled at law or in equity.

3.5       Transfer and Other Taxes.  All stock transfer, income, capital gains, documentary, stamp, recording and other Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne one hundred percent (100%) by Founders.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

4.1       Founders.  Each Founder, severally and jointly, hereby represents and warrants to Buyer as of the Signing Date and Closing Date, as follows:

(a)        Organization.  If Founder is an entity, such Founder is duly organized, validly existing and in good standing under the Laws of its organization and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)        Authorization.  If Founder is an entity, such Founder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  If Founder is a natural person, such Founder has the requisite capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Founder.  This Agreement constitutes valid and legally binding obligations of the Founder, enforceable against such Founder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)        Consents and Approvals; No Violations.  No notice to, filing with, or authorization, consent or approval of any Governmental Authority or any other Person is necessary for the execution, delivery or performance of this Agreement by such Founder or the consummation by such Founder of the transactions contemplated hereby.  Neither the execution, delivery and performance of this Agreement nor the consummation by such Founder of the transactions contemplated hereby will (i) except if such Founder is a natural person, conflict with or result in any breach of any provision of such Founder’s organizational documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract or Permit to which such Founder is a party or (iii) violate any Order or Law of any Governmental Authority having jurisdiction over such Founder, which in the case of any of clauses (ii) and (iii) above, would not impair such Founder’s ownership of the Founder Shares, or otherwise prevent or materially delay the Closing of SHA Transactions or the transactions contemplated hereunder.

(d)        Title.  The Founder is the sole record and beneficial owner of its respective Founder Shares as set forth on Exhibit A and has good and marketable title, free and clear of all Liens, pledges, security interests, preemptive rights or similar rights, claims, restrictions on transfer, Taxes, purchase rights, Contracts, commitments, equities, claims, restrictions, demands, options, warrants, or other encumbrances (“Encumbrance”) and has the right to exercise all voting and other rights with respect to such shares or equity interest, and all such shares and equity interest are duly authorized, validly issued, fully paid, and nonassessable.  Following the Closing of SHA Transactions, no Founder will own any Company Stock or other securities of the Company.

(e)        Litigation. There is no Proceeding pending or, to such Founder’s knowledge, threatened against such Founder before any Governmental Authority which would impair such Founder’s ownership of the applicable Founder Shares or otherwise prevent or delay the Closing of SHA Transactions.  Such Founder is not subject to any outstanding Order that would impair such Founder’s ownership of the applicable Founder Shares or otherwise prevent or delay the Closing of SHA Transactions.

(f)        Counsel and Review. Founder has been furnished with, and has carefully read, this Agreement (including all schedules and exhibits hereto) and has been given the opportunity to hire legal, Tax, accounting and financial advisers as it deemed suitable and to ask questions of, and receive answers from, the other Founders and Company concerning the terms and conditions of the transactions contemplated hereby and has received complete and satisfactory answers to any such questions.  Founder has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of a transaction of the type contemplated by this Agreement in light of such Founder’s particular tax and financial situation.

(g)        Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of such Founder who might be entitled to any fee or commission from Founder, Company or Buyer in connection with the transactions contemplated by this Agreement.

4.2       Buyer.  Buyer hereby represents and warrants to each Founder as of the Signing Date and Closing Date, as follows:

(a)        Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now conducted.  Buyer has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)        Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material Permit or Contract to which Buyer is a party or by which it or its respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer; or (iv) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

(c)        Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer or Founder in connection with the transactions contemplated by this Agreement.

SECTION 5. SALE AND PURCHASE OF STOCK; CLOSING OF SHA TRANSACTIONS.

5.1       Sale and Purchase of Stock.

(a)        Upon the earliest to occur of any of the following events:

(i)         a mutually agreed date on or between March 31, 2020 and May 29, 2020; provided, however, if the Parties are unable to mutually agree upon a date, on May 29, 2020 (“Event 1”);

(ii)        the consummation of a Change in Control (“Event 2”);

(iii)       For Cause Termination of any Founder (which shall mean either “Event 3A” or “Event 3B” and collectively, “Event 3”); or

(iv)       Founder Exit (“Event 4”);

each Founder shall sell, assign, transfer, convey, and deliver to Buyer and Buyer shall purchase from each Founder, the entire right, title, and interest in and to each of the outstanding Founder Shares, as set forth in Exhibit A, free and clear of any Encumbrance, in exchange for the consideration set forth in Section 5.1(b) below; provided that if Event 3A occurs, then Buyer may elect (in its sole discretion) to close under Event 3 as to all or none of the Founder Shares held by all Founders (and if no such Closing occurs, then Buyer shall subsequently close for any remaining Founder Shares under Event 1 or Event 2 as they occur).

(b)        Consideration. On the Closing Date, in consideration of the purchase of the Founder Shares from Founders, and upon the satisfaction of all of the conditions in Section 5.2(a) (Buyer’s Conditions to Closing of SHA Transactions) and subject to the terms and conditions of this Agreement, Buyer will pay to Founders in the aggregate an amount (the “Purchase Price”) calculated as follows:

(i)         In the case of Event 1, Consideration = $5 million + 1.95*FY20 Adjusted Normalized EBITDA + 0.3* Excess Cash;

(ii)        In the case of Event 2, Consideration = $5 million + 2.25*Adjusted Normalized EBITDA for the Trailing Twelve Months (calculated from the available most recently completed full monthly period ending prior to the date of the Event 2 occurrence) + 0.3 * Excess Cash;

(iii)       In the case of Event 3, Consideration = $5 million + 1.95*Adjusted Normalized EBITDA for the Trailing Twelve Months (calculated from the most recently completed full monthly period ending prior to the date of the Event 3 occurrence) + 0.3 * Excess Cash; and

(iv)       In the case of Event 4, Consideration = $5 million + 1.95*Adjusted Normalized EBITDA for the Trailing Twelve Months (calculated from the most recently completed full monthly period ending prior to the date of the Event 4 occurrence) + 0.3 * Excess Cash.

In the event Buyer purchases the Founders Shares in connection with Event 1, and if there has been an extraordinary, one-time event (including, but not limited to war, hurricanes, earthquakes and other uncontrollable natural disasters) which materially adversely affects Company EBITDA in FY20, then at Founders’ request, Buyer may, in its sole and absolute discretion, extend Event 1 by twelve months.

(c)        Withholdings.  Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to Founders such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Founders in respect of which such deduction and withholding was made, and (ii) Buyer shall provide to Founders written notice of the amounts so deducted or withheld.

(d)        Indemnification for Unrecovered Losses for Company Breaches under Stock Purchase Agreement.  In the event that (A) any Losses are incurred by Buyer, TTH or their respective Affiliates or any other Indemnified Party pursuant to Section 9.2(b)(ii) through (vi)  of the Stock Purchase Agreement and (B) such Losses are not recovered by them under the Stock Purchase Agreement other than for reason of a non-Founder Seller not paying its Pro Rata Share of such Loss under the Stock Purchase Agreement (and, for purposes of clarity, the Founders shall not be liable to the extent that a non-Founder Seller does not pay its Pro Rata Share of a Loss under the Stock Purchase Agreement) (an “Unrecovered Loss”), then the Founders shall indemnify Buyer fully for such Unrecovered Losses unless the Company paid the Unrecovered Loss while the Founders still owned all of the Founder Shares (except if the Company was required to take out a loan to pay such Unrecovered Loss, in which event the Founders shall indemnify Buyer fully for such Unrecovered Loss).  For example, if an Indemnified Party incurs Losses of $1,000,000 under Section 9.2(b)(ii) of the Stock Purchase Agreement and the Indemnifying Parties pay or otherwise cover $700,000 of those Losses under Section 9.2(c)(iii) of the Stock Purchase Agreement and the Company did not pay any portion of the Unrecovered Loss while the Founders owned the Founder Shares, then the Founders shall, on a pro rata basis, indemnify the Buyer and pay Buyer the $300,000 of Unrecovered Losses. In the event that the

Company is required to make a payment for such Unrecovered Losses, the Company shall only do so with cash and shall not take out a loan unless it is commercially reasonable to do so.

5.2       Conditions to Closing of SHA Transactions.

(a)        Conditions to Buyer’s Obligations for the Closing of SHA Transactions.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to Closing of SHA Transactions of all of the conditions, covenants and agreements to be performed by Founders hereunder and that the Founders’ representations and warranties hereunder are true and correct in all respects as of Closing of SHA Transactions.

(b)        Closing Deliveries for the Closing.  Founders shall deliver the following to Buyer at the Closing of SHA Transactions:

(i)         Closing Certificate.  Each of the Founders will deliver to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that all of the conditions, covenants and agreements to be performed by the Founders on or prior to Closing of SHA Transactions have been satisfied and that the Founders’ representations and warranties are true and correct in all respects as of Closing of SHA Transactions.

(ii)        Stock Certificates.  The Founders will deliver to Buyer a stock certificate or certificates representing the Founder Shares, duly endorsed for transfer to Buyer, and accompanied by duly executed stock power and a completed letter of transmittal.

(iii)       Release.  Each Founder will deliver to Buyer an executed Release in the form of Exhibit E at and effective as of Closing of SHA Transactions.

(iv)       Other Deliverables.  Each Founder will deliver to Buyer such other tax or legal deliverables as reasonably requested by Buyer in order to effect the transactions contemplated hereunder.

5.3       Closing of SHA Transactions.

(a)        The Closing of SHA Transactions of the transactions contemplated by Section 5.1(a)(i) shall take place by no later than May 29, 2020, unless there is a dispute in the calculation of Adjusted Normalized EBITDA, which shall be resolved in accordance with Section 5.4 below, in which case the Founders can elect to either (i) have the Closing of SHA Transactions take place within five (5) Business Days of resolution of such dispute; or (ii) have the Closing of SHA Transactions still occur on May 29, 2020 (or such earlier date agreed by the Parties) and Buyer shall pay the Purchase Price that it calculated, but the dispute shall remain open and shall be resolved in accordance with Section 5.4 below, and such adjustments to the Purchase Price shall be paid within five (5) Business Days of resolution of such dispute.

(b)        The Closing of SHA Transactions contemplated by Section 5.1(a)(ii) shall take place on the closing of the Change in Control.  If there is a dispute in the calculation of Adjusted Normalized EBITDA, the Closing of SHA Transactions shall still occur on the date of closing of the Change in Control and Buyer shall pay the Purchase Price that it calculated, but the dispute shall remain open and shall be resolved in accordance with Section 5.4 below, and such adjustments to the Purchase Price shall be paid within five (5) Business Days of resolution of such dispute.

(c)        The Closing of SHA Transactions contemplated by Section 5.1(a)(iii) shall take place within sixty (60) days of such termination, unless there is a dispute in the calculation of Adjusted Normalized EBITDA, which shall be resolved in accordance with Section 5.4 below, in which case the Founders can elect to either (i) have the Closing of SHA Transactions take place within five (5) Business Days of resolution of such dispute; or (ii) have the Closing of SHA Transactions still occur within sixty (60) days of such termination and Buyer shall pay the Purchase Price that it calculated, but the dispute shall remain open and shall be resolved in accordance with Section 5.4 below, and such adjustments to the Purchase Price shall be paid within five (5) Business Days of resolution of such dispute.

(d)        The Closing of SHA Transactions contemplated by Section 5.1(a)(iv) shall take place within sixty (60) days of the date of the Event 4 occurrence, unless there is a dispute in the calculation of Adjusted Normalized EBITDA, which shall be resolved in accordance with Section 5.4 below, in which case the Founders can elect to either (i) have the Closing of SHA Transactions take place within five (5) Business Days of resolution of such dispute; or (ii) have the Closing of SHA Transactions still occur within sixty (60) days of the date of the Event 4 occurrence and Buyer shall pay the Purchase Price that it calculated, but the dispute shall remain open and shall be resolved in accordance with Section 5.4 below, and such adjustments to the Purchase Price shall be paid within five (5) Business Days of resolution of such dispute.

5.4       Disputes.  In the event the Parties do not agree on the calculation of Adjusted Normalized EBIDTA, they shall try and resolve their disagreement for at least 15 days after the start of the disagreement; provided that such 15-day period can be extended by another 15 days by either Party (the “Resolution Period”).  In the event the Parties do not agree within the Resolution Period, then Buyer and Founders shall mutually agree to engage one of the Big Four accounting firms, provided such firm has no conflicts, and if all Big Four accounting firms have conflicts which prevent them from being engaged, then Buyer and Founders shall mutually agree on an appropriate tier-2 national independent accounting firm to determine solely the disputed calculations based on the definitive transaction documents (the “Independent Accountants”).  The Independent Accountants shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within forty five (45) days after referral of the matter to such Independent Accountants, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (x) the definitions and other applicable provisions of this Agreement, (y) a single presentation (which “Presentations” shall be limited to the remaining items in dispute submitted by each of Buyer and Founders to the Independent Accountants within fifteen (15) days after the engagement thereof (which the Independent Accountants shall forward to the other Party (Buyer or Founders) upon receipt of both such presentations) and (z) one written response submitted to the Independent Accountants within five (5) Business Days after receipt of each such presentation (which the Independent Accountants shall forward to the other Party upon receipt of both such responses), and not on independent review, which such determination shall be conclusive and binding on the Parties.  The terms of appointment and engagement of the Independent Accountants shall be as reasonably agreed upon between Founders and Buyer.  Founders shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Founders’ determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Founders’ determination differ from the determination of the Independent Accountants).  Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Founders are not required to pay hereunder.  The Independent Accountants shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Presentations.  Such determination of the Independent Accountants shall be conclusive and binding upon the Parties absent fraud or manifest error.  Buyer and Founders agree that the procedures set forth in this Section 5.4 for resolving such disputes shall be the sole and exclusive method for resolving, and shall be the sole and exclusive remedy with respect to, any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination by the Independent Accountants hereunder or to compel any Party to submit any dispute arising in connection with this Section 5.4 to the Independent Accountants pursuant to and in accordance with the terms and conditions set forth in this Section 5.4, in each case, in any court of competent jurisdiction in accordance with Section 6.12.  The substance of the Independent Accountants’ determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.

SECTION 6. MISCELLANEOUS.

6.1       Amendments; Consents.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the holders of a majority of the Founder Shares and Company or (b) by a waiver in accordance with Section 6.2.  For purposes of clarity, and notwithstanding anything to the contrary, (i) except for Kaushal Mehta and Parul Mehta, no Founder shall have any management, consent or similar rights under this Agreement, and (ii) whenever the consent, vote, waiver or similar act is held by or required of the Founders, (A) Kaushal Mehta shall have authority to act on behalf of and bind all Founders until he is deceased or has a Disability (a “Disabling Event”), and (b) after a Disabling Event, Parul Mehta shall have authority to act on behalf of and bind all Founders until she is deceased or has a Disability.

6.2       Waiver.  Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party.  Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights under this Section 6.2 shall not constitute a waiver of any of such rights.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.3       Specific Performance.  The Founders, on the one hand, and Buyer, on the other hand, each agree that the other Party shall each have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance.  If any such action is brought by a Party to enforce this Agreement, the other Party hereby waives the defense that there is an adequate remedy at Law or the requirement for the posting of any bond or similar security.

6.4       Expenses.  Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby and hereby.

6.5       Notices.  All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be personally delivered, mailed by first class mail, return receipt requested, or delivered by reputable express courier service to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 6.5):

If to Founders: Motif, Inc. 300 N. Bayshore Boulevard San Mateo, CA 94401	with a copy to: Silicon Counsel LLP 228 Hamilton Ave., 3rd Floor Palo Alto, California 94301 Attention: David Hubb
If to Buyer: TeleTech Services Corporation 9197 South Peoria Street Englewood, CO 80112 Attention: Office of General Counsel	with a copy to: TeleTech Services Corporation 9197 South Peoria Street Englewood, CO 80112 Attention: Chief Financial Officer

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request or communication which shall be delivered or mailed in the manner described above shall be deemed sufficiently given (i) upon delivery, when hand delivered, (ii) upon the earlier of actual delivery or the second Business Day after deposit with a reputable express courier service specifying next or second Business Day delivery, or (iii) five (5) Business Days after deposit with the U.S. Mail (if by first-class, registered or certified mail, return receipt requested, postage prepaid).

6.6       Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Founders and Buyer.  Company and TTH (and its acquirors) are intended third party beneficiaries of this Agreement.

6.7       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

6.8       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

6.9       Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

6.10      Entire Agreement.  This Agreement, the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

6.11      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

6.12      Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of Law that might require the application of the Laws of any other jurisdiction.

(b)        Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware does not have subject matter jurisdiction or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), or by any court or Governmental Authority located in India, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties further agrees to accept service of process in any manner permitted by such court.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  In the event of litigation relating to this Agreement, the prevailing party in such litigation shall be entitled to reimbursement from the other party of the prevailing party’s reasonable legal fees and expenses.

(c)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.13      Further Assurances.  The Parties covenant and agree to use their respective reasonable best efforts to effectuate the transactions contemplated by this Agreement and to do all acts and things as may be required to carry out their obligations hereunder and to consummate this Agreement, including executing, sealing and delivering all such other instruments and other documents, and to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

6.14      Survival of Warranties and Covenants.  Unless otherwise set forth in this Agreement, the covenants, representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing of SHA Transactions and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Parties.

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

BUYER:

TELETECH SERVICES CORPORATION, a Colorado corporation

By:

Name: Regina M. Paolillo

Title: EVP & Chief Financial Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

FOUNDERS:

By:

Name: Kaushal Mehta

By:

Name: Parul Mehta

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

The Ishan Mehta Irrevocable Trust

Trustees:

Kaushal Mehta

Parul Mehta

Shailesh Muzumdar

The Anishi Mehta Irrevocable Trust

Trustees:

Kaushal Mehta

Parul Mehta

Shailesh Muzumdar

EXHIBITS

Exhibit A         Founder’s Ownership in Motif, Inc.

Exhibit B         Normalized EBITDA

Exhibit C         Adjusted Normalized EBITDA

Exhibit D         Unique Services

Exhibit E         Form of Release

Exhibit F         Governance Plan

Exhibit G-1      Form of Articles

Exhibit G-2      Form of Bylaws

EXHIBIT A

FOUNDER’S OWNERSHIP IN MOTIF, INC.

Name	# of Shares	% Ownership in Motif Inc.
Kaushal Mehta	925,238	10.5%
Parul Mehta	925,238	10.5%
The Ishan Mehta Irrevocable Trust	400,000	4.5%
The Anishi Mehta Irrevocable Trust	400,000	4.5%
Total Number of Founder Shares	2,650,476	30%
Total Outstanding Shares in Motif, Inc.	8,834,916

A-1

EXHIBIT B

NORMALIZED EBITDA

The parties agree that the following principles will govern the definition of Normalized EBITDA:

1.      Each party pays for its own non-operations overhead resources and the Delivery Party pays for the other party’s temporary operations personnel travelling to its delivery site to provide any support (if approved by the Delivery Party)

For purposes of the Shareholders’ Agreement, the term “Normalized EBITDA” shall include the following:

Type #1 Services (Motif Delivery of Unique Services for Any Client from Motif location):  All EBITDA attributable to Unique Services (as defined in Exhibit D) delivered by the Company from any existing or new Company location, on behalf of a client of either of Company, Buyer or any Buyer Affiliate.  Company shall bear all expense and investments including capital expenditures for technology, real estate and facilities related to such Type #1 Services.

Type #2 Services (Motif Delivery of Other Services for TTEC Client from Motif location):  All EBITDA attributable to services that are not Unique Services delivered by the Company from a Company location, on behalf of a client of Buyer or any Buyer Affiliate; provided that Company was directly involved in pitching the services (to include showcasing its capabilities, selling, support for proposal preparation, etc.), solutioning the services, pricing the services or implementing the services (transitioning, training, quality assurance or operations) for the client engagement.  Company shall bear all expense and investments including capital expenditures for technology, real estate and facilities related to such Type #2 Services.

Type #3 Services (Motif Delivery of Services within Motif Excusive Verticals for Any Client from India):  All EBITDA attributable to services directly associated with the Motif Excusive Verticals (as defined) and delivered by the Company from an India site only, on behalf of a client of either of Company, Buyer or any Buyer Affiliate. Company shall bear all expense and investments for capital expenditures for technology, real estate and facilities related to such Type #3 Services.

Type #4 Services (TeleTech Delivery of Unique Services for TTEC Client from TTEC location):  All EBITDA attributable to Unique Services delivered by Buyer or any Affiliate from any existing or new Buyer or Buyer Affiliate location, with full Enterprise Services (as defined) cost burden on behalf of any new or existing client of Buyer or any Buyer Affiliate. Buyer or Buyer Affiliate (as applicable) shall bear all capital expenditures for technology, real estate and facilities related to such Type #4 Services.

Type #5 Services (TeleTech Delivery of Other Services for Motif Client from TTEC location):  All EBITDA attributable to new services that are not Unique Services delivered by Buyer or any Buyer Affiliate from any existing or new Buyer or Buyer

Affiliate location, with full Enterprise Services cost burden, on behalf of any new or existing client of Company that was not directly pitched, sourced nor sold by Buyer or its Affiliate.  Buyer or Buyer Affiliate (as applicable) shall bear all capital expenditures for technology, real estate and facilities related to such Type #5 Services.

TeleTech Site Selection Discretion:  Notwithstanding anything set forth herein, neither Buyer or nor any Buyer Affiliate shall be restricted in any manner should it decide to deliver services to a client of Buyer or any Buyer Affiliate in India (or anywhere else in the world); provided the services are not Unique Services and are not services in a Motif Exclusive Vertical, and under such circumstances, no EBITDA attributable to the delivery of such services by Buyer or any Buyer Affiliate shall be included in the calculation of Normalized EBITDA.

Training, Work Force Management, QA, etc.:  In the case of Type #1 Services, Type #2 Services and Type #3 Services where Company is the delivery party, Company shall provide all support services related to the applicable Type #1-3 Services, including but not limited to talent acquisition, recruitment, quality assurance, workforce management, human capital and project management support for project launch (collectively, “Delivery Support Services”), and in the case of Type #4 Services and Type #5 Services where Buyer or its Affiliate is the delivery party, Buyer or its applicable Affiliate shall provide all Delivery Support Services related to the applicable Type #4 and 5 Services.

TeleTech Customer Management Services: For purposes of clarity, any references to the EBITDA of Buyer or its Affiliate, and any references to the clients of Buyer or its Affiliate, or references to costs, locations, etc., are in each case limited to the EBITDA associated with TeleTech Customer Management Services (CMS) business unit, the clients of TeleTech’s CMS business unit and the costs, locations, etc. of TeleTech’s CMS.  Nothing stated in this exhibit or in the Shareholders’ Agreement shall be deemed to incorporate any matters relative to the business of TeleTech’s other business units (e.g., TeleTech Customer Technology Services (CTS), TeleTech Customer Growth Services (CGS) and TeleTech Customer Strategy Services (CSS), Humanify or any other business unit beyond TeleTech CMS).

Costs:  If operations personnel of Buyer (or its Affiliate) travel to India to support a program ramp for a client of Buyer (or its Affiliate) where Company will deliver the services, and get EBITDA credit related thereto, which EBITDA will include and reflect all costs associated with Buyer’s (or its Affiliate’s) operations personnel compensation, travel, lodging and stay as long as the travel is pre-approved by a Founder and the Buyer.

Likewise, if operations personnel of Company travel to a Buyer (or its Affiliate) site to support a program ramp for a client of Buyer (or its Affiliate) or the Company where the Buyer (or its Affiliate) will deliver the services, and the Company will receive EBITDA credit related thereto (Type #4 and #5 above), which EBITDA will include and reflect all costs associated with Company’s operations personnel compensation, travel, lodging, and stay as long as the travel is pre-approved by the Buyer (or its Affiliate) and a Founder.

For purposes of Exhibit B, Company shall not be deemed to be an Affiliate of Buyer.

For purposes of Exhibits B and C, notwithstanding anything to the contrary contained herein, the parties agree that credit will be given to the Company to the extent Buyer, including any Affiliate of Buyer, uses Motif to pitch, source, sell services (to include showcasing its capabilities, selling, support for proposal preparation, etc.), for solutioning the services, for pricing the services, or for implementing the services (transitioning, training, quality assurance or operations) for the client engagement, with respect to any new or existing client of the Buyer (or its Affiliate) or the Company; otherwise, EBITDA attributable to services performed by Buyer, including any Affiliate of Buyer, shall not be included in the calculation of Normalized EBITDA hereunder.

EXHIBIT C

ADJUSTED NORMALIZED EBITDA

For purposes of the Shareholders’ Agreement, the term “Adjusted Normalized EBITDA” shall mean:

All Normalized EBITDA excluding:

(a)    costs of Enterprise Services (as defined) to the extent that they reduce EBITDA and not provide a direct and measurable, positive impact upon performance of the Company’s operational delivery metrics;

(b)    costs of software licenses imposed by Buyer to the extent that they reduce EBITDA and do not provide a direct and measurable, positive impact upon performance of the Company’s operational delivery metrics; and

(c)    integration-related costs imposed by Buyer to the extent that they reduce EBITDA and do not provide a direct and measurable, positive impact upon performance of the Company’s operational delivery metrics (e.g., costs associated with a new Oracle financial accounting software requirement, costs of a Salesforce implementation, costs of integration of Company’s proprietary Confluence platform with Buyer’s other operations); and

(d)    any gain in Normalized EBITDA due to the conversion of the same from US GAAP to IFRS as of the Signing Date hereof; provided however that if there is actually a loss in Normalized EBITDA due to the conversion of the same from US GAAP to IFRS as of the Signing Date, then such amount shall be included in the calculation of Adjusted Normalized EBITDA; and

(e)    any one-time transaction expenses and costs directly related to the Stock Purchase Agreement and the transactions contemplated thereby; provided however that, this exclusion shall only be applicable in the event of any Closing of SHA Transactions occurring as a result of Event 2 or Event 4, if such Event 2 or Event 4 occurs on or before the twelve (12) month anniversary of the Signing Date of this Agreement; and

(f)    any costs or damages that arise from the unilateral actions or inactions of Buyer (or Affiliate of Buyer), which have not been approved by a Founder; and

(g)    any incremental fees, costs and expenses for annual financial statement audits of the Company required by the Buyer (or its Affiliate) that are in excess, of the fees, costs and expenses that are required from a regulatory perspective and for the operational delivery of the Company’s services.

Merger or Combination:  The parties acknowledge that Buyer (or its Affiliates) cannot merge or otherwise combine the Company with an entity that the Buyer (or its Affiliate) has acquired or otherwise controls.  Furthermore, in the event that Buyer (or its Affiliate)

acquires an entity that at the time of the acquisition has a client that is also a Company client (e.g., eBay), if Buyer (or its Affiliate) determines it desires to combine the services performed by Company for such client in the same master agreement with the services performed by the acquired entity for the same client, then Buyer (or its Affiliate) and Founders shall cooperate to reasonably determine how to track the EBITDA directly related to the Company client post-contractual combination. However, if the Company is no longer providing services as a result of Buyer moving the services from the Company to an entity of the Buyer or Buyer’s acquisition, the Adjusted Normalized EBITDA would be adjusted to compensate for the lost EBITDA.

Merger of Combination of a TeleTech client and a Motif client: The parties also acknowledge that in the event that any client of Buyer (or its Affiliates) acquire/merge with a client of Motif (for example, Google acquires eBay or Facebook merges with eBay), Motif will continue to receive EBITDA credit for its client’s (eBay’s) business.

For purposes of Exhibit C, Company shall not be deemed to be an Affiliate of Buyer.

EXHIBIT D

UNIQUE SERVICES

Unique Services shall be defined as any one or any combination of the following services:

1.      Safe harbor support – appeals, mediation between buyer/bidder, fraud detection

2.      Community watch support – adherence to community guidelines authentication of representations mode, fraud or falsification detection

3.      Trust and safety – third party identity verification, facial recognition, account takeover prevention and migration, account suspension appeals, account security support, phishing prevention and mitigation customer support

4.      Couponing – Management of consumer discounts, offers, specials, incentives, sales, or promotions (coupon) including coupon sourcing, coupon moderation, coupon optimization, and coupon validation.

5.      Geofencing  - The addition, deletion, modification, and maintenance of a virtual perimeter for a geographic area to support location-based services for clients.

EXHIBIT E

FOUNDER RELEASE

THIS RELEASE (this “Release”) is made as of [____] [__], 20__, by the undersigned in connection with the Shareholders’ Agreement (the “SHA”), between and among Kaushal Mehta, an individual, Parul Mehta, an individual (Kaushal Mehta and Parul Mehta, and any trust or trusts that hold shares transferred from the foregoing individuals, collectively the “Founders” and individually each a “Founder”), and TeleTech Services Corporation, a Colorado corporation (the “Buyer”).  All capitalized terms herein shall have the meanings set forth in the SHA.

Each of the undersigned, on behalf of themselves and their respective predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), on the date hereof, shall be deemed to have, and hereby does, unconditionally release and forever discharge Buyer, Company and TTH and their respective direct and indirect subsidiaries and parent entities, including their respective officers, directors, employees, shareholders, successors, assigns, agents, advisors, representatives and affiliates (the “Released Parties”), from (i) any and all obligations or duties the Released Parties might owe or have to the Releasing Parties, (ii) any and all claims of Liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case, in connection with the SHA or the transactions contemplated under the SHA, (iii) any and all claims of Liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date; provided,  however, that such release shall exclude those Liabilities of Company arising out of the SHA and shall exclude, to the extent the Founder is an employee, independent contractor, officer or director of Company: (i) earned compensation not yet paid, (ii) reimbursement for expenses incurred by the Founder in the ordinary course of his or her employment which are reimbursable under Company’s expense reimbursement policies, (iii) accrued benefits, including vacation, subject to Company’s policies on accrual and carry forward; and (iv) any rights that the Releasing Parties have to be indemnified by any Released Parties under the terms of the articles of incorporation or bylaws of the Company or pursuant to any indemnification agreement between the Releasing Parties and the Company.

Apart from the Liabilities above expressly excepted from the foregoing release, the released claims include all other Liabilities even if the Liabilities and their existence are unknown or not suspected, and even if knowledge of those Liabilities would have affected the acceptance of the foregoing release.  For purposes of this Release, each Founder hereby expressly waives and releases any and all rights and/or benefits under California Civil Code Section 1542 and any other analogous provision of applicable Law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.”

EXHIBIT F

Motif and TeleTech

Governance Plan

A.     Background

On November __, 2017 (the “Effective Date”), TeleTech, through its subsidiary TeleTech Services Corporation (hereinafter, “TeleTech”), acquired a seventy percent (70%) interest in Motif, Inc., and the remaining thirty percent (30%) interest in Motif, Inc. is held, directly or indirectly by Kaushal Mehta and Parul Mehta (each a “Founder” and collectively, the “Founders”) each Founder holding equal ownership interests.

From the execution of the Shareholders’ Agreement until the Closing of SHA Transactions (as such term is defined in the Shareholders’ Agreement (the “Interim Period”), the Founders and TeleTech desire to have this Governance Plan set forth the primary guiding principles relative to how the Motif, Inc. business (hereinafter “Motif”) will be operated as a part of TeleTech’s Customer Management Solutions (CMS) business unit.

B.    Primary Governance Principles

TeleTech and the Founders desire to set forth the primary governance principles that will guide the parties’ operation of the Motif business within the TeleTech family of companies during the Interim Period.  The Primary Governance Principles are, collectively, as follows:

1.     TeleTech and the Founders shall approach the operation of the Motif business and the other TeleTech businesses with a focus on collaboration to achieve maximum synergies.

2.     Although TeleTech is the primary shareholder in the Motif business, TeleTech expects that the Founders will (a) operate the Motif business in a manner that will optimize the businesses’ customers and customer relationships, employees and other resources, revenue, EBITDA and cash flow, (b) comply with all applicable laws and the reasonable policies and procedures of TeleTech and (c) act in the best interests of Motif and TeleTech since Founders will be officers of (and one Founder will serve as a director of) Motif and owe fiduciary duties to Motif and its shareholder, TeleTech.

3.     TeleTech acknowledges that Kaushal Mehta is and will remain the primary client relationship manager with respect to all current and new Motif clients through the Interim Period, however the Founders agree that for proper succession planning purposes, following the Effective Date, Kaushal Mehta shall (a) commence introducing Arthur Nowak (and/or Marty DeGhetto and others, as determined by

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TeleTech) to all of Motif’s clients, and (b) facilitate the establishment of TeleTech personnel as additional client relationship points-of-contact, both in preparation for a seamless handover of the role as primary client relationship manager to TeleTech by the Closing Date or Kaushal Mehta’s departure from Motif (whichever first occurs).   During the Interim Period, Kaushal Mehta shall be involved or copied to the extent reasonably practicable in any TeleTech initiated communications (in any form including, without limitation emails, calls, and meetings) between a TeleTech representative and a current or new Motif client; provided that, nothing in this Governance Plan shall prohibit TeleTech from responding to communications from a current or new Motif client for any reason.

4.     TeleTech and the Founders shall make reasonable and good faith decisions with respect to the operation of Motif’s and TeleTech’s non-Motif CMS businesses, as well as with respect to their respective clients and employees.

5.     TeleTech may under certain circumstances require Founders to take actions on behalf of Motif, which result in an adverse impact on Adjusted Normalized EBITDA (as defined in the Shareholders’ Agreement); provided that if TeleTech in good faith does require Founders to take such action, it shall do so with the understanding that Founders shall be entitled to a reversal of the equivalent amount of such adverse impact upon Adjusted Normalized EBITDA in connection with a Closing under the Shareholders’ Agreement.

6.     TeleTech and Founders shall jointly make determinations on the placement of new business in TeleTech’s or Motif’s locations based on TeleTech’s cost information and available seat capacity, and other relevant fees and costs; provided that Founders are authorized to make reasonable and good faith decisions with respect to delivery decisions regarding the Motif current and new clients in the Philippines; and further provided that such decisions of Founders shall at all times be subject to Founders’ compliance with TeleTech policies and procedures for budget and procurement approvals for operating and capital expenses. Notwithstanding anything set forth herein, as set forth in Exhibit B hereto, TeleTech shall not be restricted in any manner should it decide to deliver services to a TeleTech client in India; provided the services are not Unique Services and are not services in a Motif Exclusive Vertical.

7.     The parties desire to encourage (not inhibit) cross-selling (whether cross-selling Motif services to TeleTech clients, or cross-selling TeleTech services to Motif clients).

8.     It is a TeleTech core value and the parties agree to encourage employee mobility, career development and overall engagement globally, so long as it is not materially disruptive to the business.

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9.     As senior leaders of TeleTech subsidiary, the Founders shall always act in a manner necessary and desirable to protect and advance the best interests of TeleTech, acting, in all instances, in accordance with TeleTech Corporate Policies and Procedures which are incorporated in this Governance Plan by reference, including but not limited to the requirement to follow TeleTech’s client contract approval escalation protocols and its best practices in contracting (e.g. legal, pricing and contract management review and approval).

C.    Client Relationship Engagement

Access to Motif Clients (as defined below) by TeleTech shall start with a discussion between TeleTech and Founders.  Subject to the succession planning Primary Governance Principle set forth above, Kaushal Mehta shall be the primary point-of-contact (but not sole POC) for Motif Clients.  Any TeleTech activities regarding engagement with Motif Clients, including cross-selling activities, shall be coordinated through Kaushal Mehta in advance, and the parties shall work cooperatively with each other in these activities.

Access to clients of TeleTech by Motif, Inc. shall start with a discussion between TeleTech and Founders. Any Founders’ activities regarding cross-selling to TeleTech clients shall be coordinated through Arthur Nowak (with respect to clients located in APAC), Judi Hand, TeleTech’s Chief Revenue Officer, for clients elsewhere, or other authorized TeleTech personnel (as appropriate) in advance, and Founders shall work cooperatively with TeleTech in these activities.

As of the Effective Date, the clients of the Motif business are those third-parties identified on Appendix 1 attached hereto (collectively, “Motif Clients”). TeleTech will not solicit or otherwise interfere with the current business relationships between Motif and the Motif clients without the consent of the Founders, and if such interference shall have occurred, then TeleTech shall reverse any material adverse impact upon the Adjusted Normalized EBITDA of Motif resulting from such action by TeleTech.

For all new clients (new logos) that are consummated during the Interim Period as a direct result of a referral to the Founders or Motif’s sales efforts (other than from TeleTech or its Affiliates), such new clients shall be deemed Motif Clients for all purposes hereunder.  Otherwise, for all new clients (new logos) that are consummated during the Interim Period as a direct result of TeleTech’s lead generation such new client shall be deemed TeleTech clients for all purposes hereunder.

As of the Effective Date, the parties acknowledge the following overlapping client relationships:

•     TeleTech’s client is Rakuten Kobo, which is also a Company client;

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•     TeleTech’s client is Booking.com, which is a subsidiary of Company’s client Priceline.com; and

•     TeleTech’s client is Experian, which acquired Company’s client, 41st Parameter.

D.    Employee Recruitment

Each of TeleTech and Motif has employees in the Philippines, and during the Interim Period, neither TeleTech nor Motif shall solicit, recruit or otherwise interfere in the employee/employer relationship of the other party.  Exceptions to the prohibition on solicitation shall be addressed by the Delegates (as defined below) if the underlying issue cannot be resolved by the applicable Motif and TeleTech management.

Notwithstanding the foregoing, TeleTech and Founders agree to establish and encourage policies and platforms that promote employee mobility and thereby enhance employee engagement.  TeleTech and Founders acknowledge that from time-to-time during the Interim Period there may be a need for TeleTech to recruit employees from Motif locations to work in roles in non-Motif locations in TeleTech’s CMS business unit, and the same may be true that there may be a need for Motif to recruit employees from TeleTech locations to work in roles in Motif locations.  In either case, if the respective TeleTech and Motif managers cannot resolve such personnel issues, then the issues shall be addressed by the Delegates and otherwise subject to the dispute provisions stated herein.

E.     Integration Activities

As of the Effective Date, TeleTech shall commence, in collaboration with the Founders, the integration of the Motif operations into TeleTech. Certain support functions such as Finance and Accounting (F&A) personnel within Motif may be replaced by similar functions within TeleTech’s F&A organization to take advantage of centers of excellence and economies of scale.  TeleTech will make reasonable efforts to evaluate whether there are roles within the TeleTech organization for any displaced Motif employees resulting from such integration and reorganization.  All costs to support Motif F&A, when such F&A functions are moved to TeleTech F&A personnel will be charged back to Motif as appropriate without adversely impacting its Adjusted Normalized EBITDA (for clarity, this means that upon a Closing of SHA Transactions under the Shareholders’ Agreement, Adjusted Normalized EBITDA shall be increased by removal of all such charged back costs).

F.     Effect of TeleTech’s Noncompliance

Consistent with the Shareholders’ Agreement, if TeleTech violates or does not comply with this Plan, the sole remedy of Founders shall be an adjustment to Adjusted Normalized EBITDA for purposes of determining the Purchase Price under the Shareholders’ Agreement, but the adjustment shall be solely to the extent of the damages that are directly caused by TeleTech’s breach or violation of this Plan (but excluding all consequential and indirect damages).

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G.     Dispute Resolution

In the event of a dispute arising between TeleTech and the Founders relating to, or arising from, this Governance Plan that cannot be resolved by the applicable management of the personnel involved, the dispute shall be escalated to the Delegates as follows:

The Delegate(s) of the party claiming a dispute or a default (the “Initiating Party”) shall provide written notice (email is acceptable) to the Delegate(s) of the other party (the “Responding Party”) reasonably describing the claimed dispute and the nature of the remedial act or conduct requested of the Responding Party to correct, alleviate or cure the dispute.

Within five (5) business days after receipt of the written dispute notice by the Responding Party, both parties shall use their reasonable efforts to co-operatively resolve the dispute in a manner that is consistent with the Primary Governance Principles (set forth above), and if necessary a meeting shall be held by phone (or in person when possible) between the Delegates of both the Initiating Party and Responding Party.

If the dispute is not resolved by the Delegates within five (5) business days after receipt of the dispute notice, then the dispute shall be referred to the Governance Panel for resolution.  The Governance Panel shall determine its own procedures for the resolution of the dispute.       Decisions of the Governance Panel may only be made by majority agreement of the members of the Governance Panel.  Any decision of the Governance Panel shall be binding on the TeleTech and Founders.  If the decision of the Governance Panel has a material adverse impact upon the Adjusted Normalized EBITDA, Founders’ remedy is the reversal of such adverse impact by TeleTech.

H.     Delegates and Governance Panel

For purposes of this Governance Plan, the “Delegates” shall be comprised of the following:

•     Arthur Nowak

•     Kaushal Mehta

•     Parul Mehta

For purposes of this Governance Plan, the “Governance Panel” shall be initially comprised of the following:

•     Kaushal Mehta, Motif’s President;

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•     Parul Mehta, Co-Founder & Director

•     The EVP of TeleTech’s CMS business (Marty DeGhetto as of the Effective Date);

•     TeleTech’s Chief Financial Officer (Regina Paolillo as of the Effective Date); and

•     TeleTech SVP of Operations for the APAC Region (Arthur Nowak as of the Effective Date).

In the event of resignations or terminations of any members of the Governance Panel during the Interim Period, the Board of Directors of the Company shall appoint Governance Panel replacements, and in the event of resignations or terminations of any Delegates, the Governance Panel shall appoint substitute Delegates.

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APPENDIX 1

Motif Client List

Priceline.com Inc. (a Delaware Corporation)

eBay International A.G. (Swiss Company)

eBay Inc. (a Delaware Corporation)

Makemytrip (an India Company)

AirBNB (Irish Company with US entity - a Delaware Corporation)

RetailMeNot (a Delaware Corporation)

eBay India Private Limited (an India Company)

Adorama, Inc. (NY, NY)

Rakuten Marketing LLC (NY, NY)

41st Parameter, Inc. (Scottsdale, CA)

Mercatus, Inc. (San Jose, CA)

HomeUnion, LLC (Irvine, CA)

Avalanche, LLC (FL)

Alibris, Inc. (Emeryville, CA)

Derric Wood (New Delhi, India)

Boxy Charm, Inc. (Miami Gardens, FL)

Seek Limited (Australia)

Benefit Consultants Group Inc. (Cherry Hill, NJ)

AlphaDetail, Inc. (San Mateo, CA)

Highpoint Associates, LLC (Los Angeles, CA)

Sara Trade HK Pvt. Ltd (Azure Nature Limited) (Hong Kong Company)

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Exhibit G-1

Articles of Incorporation

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Exhibit G-2

Bylaws

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